[HSB LOGO] HUSCH BLACKWELL                        John H. Lively
               SANDERS LLP                        Attorney

                                                  4801 Main Street, Suite 1000
                                                  Kansas City, MO  64112
                                                  816.983.8177
                                                  fax: 816.983.8080
                                                  john.lively@huschblackwell.com

June 26, 2008

Board of Trustees
Gardner Lewis Investment Trust
285 Wilmington-West Chester Pike
Chadds Ford, Pennsylvania 19317

RE: Federal Income Tax Consequences of the Reorganization of The Chesapeake Aggressive Growth Fund into The Chesapeake Growth Fund

Ladies and Gentlemen:

      We have acted as counsel to the Gardner Lewis Investment Trust, a Massachusetts business trust (the "Trust"), in connection with the Agreement and Plan of Reorganization (the "Agreement") by the Trust, on behalf of its series portfolios, The Chesapeake Aggressive Growth Fund ("Selling Fund") and The Chesapeake Growth Fund ("Buying Fund"), which provides for the reorganization of the Selling Fund into the Buying Fund (the "Reorganization"). You have requested our opinion regarding certain United States federal income tax consequences in connection with the Reorganization. Pursuant to the Agreement, assets of the Selling Fund will be transferred to the Buying Fund, the Buying Fund will assume certain liabilities of the Selling Fund, and shareholders of the Selling Fund will be issued Institutional shares of the Buying Fund. The Institutional shares of the Buying Fund issued in the Reorganization will have an aggregate net asset value equal to the net value of the assets of the Selling Fund transferred to the Buying Fund. The value of a current Selling Fund shareholder's account with the Buying Fund with respect to shares subject to the Reorganization immediately after the Reorganization will be the same as the value of the shareholder's account with the Selling Fund immediately prior to the Reorganization.

      In connection with our giving this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, statements and representations contained in originals or copies of the Agreement, the exhibits attached thereto, the Proxy/Registration Statement on Form N-14 filed by the Selling Fund and the Buying Fund on April 12, 2008 with the Securities and Exchange Commission, and such other documents and instruments as we have deemed necessary or appropriate. In our examination of the foregoing materials, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. We have assumed that such documents reflect all the material facts relating to the Reorganization. In addition, we have assumed


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[HSB LOGO] HUSCH BLACKWELL                                         June 26, 2008
               SANDERS LLP                                         page 2


that the Reorganization will be consummated in accordance with the terms of such documents and that none of the material terms and conditions contained therein will have been waived or modified prior to the consummation of the
Reorganization.   In   rendering   this   opinion,   we  are  relying  upon  the
representations, warranties and covenants made by the Selling Fund and the Buying Fund in the Agreement.

      Based upon and subject to the foregoing, it is our opinion that, for federal income tax purposes:

      1. The transfer of the assets of the Selling Fund to the Buying Fund in exchange solely for Institutional shares of the Buying Fund distributed directly to the Selling Fund shareholders and the Buying Fund's assumption of the Liabilities, as that term is defined in the Agreement, will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code (the "Code"), and the Selling Fund and the Buying Fund each will be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

      2. In accordance with Sections 357(a), 361(a) and 361(c)(1) of the Code, no gain or loss will be recognized by the Selling Fund on the transfer of its assets to the Buying Fund solely in exchange for Institutional shares of the Buying Fund and the Buying Fund's assumption of the Liabilities, or on the distribution of Institutional shares of the Buying Fund to shareholders of the Selling Fund.

      3. In accordance with Section 1032 of the Code, no gain or loss will be recognized by the Buying Fund upon the receipt of assets of the Selling Fund in exchange for Institutional shares of the Buying Fund issued directly to Selling Fund shareholders.

      4. In accordance with Section 354(a)(1) of the Code, no gain or loss will be recognized by Selling Fund shareholders on the receipt of Institutional shares of the Buying Fund solely in exchange for their shares of the Selling Fund.

      5. In accordance with Section 362(b) of the Code, the basis of the assets of the Selling Fund in the hands of the Buying Fund will be the same as the basis of such assets in the hands of the Selling Fund immediately prior to the Reorganization.

      6. In accordance with Section 358(a) of the Code, the basis of the Institutional shares of the Buying Fund received by the Selling Fund shareholders will be the same as the basis of the Selling Fund shares exchanged therefor.

      7. In accordance with Section 1223(1) of the Code, the holding period of Institutional shares of the Buying Fund received by the Selling Fund shareholders includes the period during which the Selling Fund shareholders held the Selling Fund shares exchanged therefor, provided that the Selling Fund shareholders held such Selling Fund shares as capital assets.


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[HSB LOGO] HUSCH BLACKWELL                                         June 26, 2008
               SANDERS LLP                                         page 3

      8. In accordance with Section 1223(2) of the Code, the holding period of the assets of the Selling Fund transferred to the Buying Fund in the Reorganization will include the holding period during which such assets were held by the Selling Fund.

      9. In accordance with Section 381(a)(2) of the Code, the Buying Fund will succeed to and take into account the items of the Selling Fund described in
Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381 through 384 of the Code and the Treasury Regulations thereunder.

      We express no opinion as to the tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except the Reorganization. We also note that certain Selling Fund shareholders may be subject to special rules because of their particular federal income tax status and that the tax consequences of the Reorganization to such Selling Fund shareholders may accordingly differ from the ones of general application that are described above. This opinion is intended to satisfy the mutual condition precedent to the Reorganization set forth in Section 6.2(f) of the Agreement, is being furnished to you solely for that purpose, and may not be relied upon by any other person without our express written consent. We expressly authorize the Trust to file this opinion with the Securities and Exchange Commission as a post-effective amendment to its Registration Statement as required by the Agreement.

      Our opinion is based upon the Code, Treasury Regulations (proposed, temporary and final) promulgated thereunder, judicial decisions, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant, all as in effect on the date hereof. All such legal authorities are subject to change, either prospectively or retroactively. We are not undertaking hereby any obligation to advise you of any changes in the applicable law subsequent to the date hereof, even if such changes materially affect the tax consequences of the Reorganization that are set forth above.

      If any of the facts, assumptions or representations on which our opinion is based are incorrect, we expect you to advise us so that we may consider the effect, if any, on our opinion.

      Our opinion has no binding effect on the Internal Revenue Service or the courts of any jurisdiction. No assurance can accordingly be given that, if the matter were contested, a court would agree with the legal conclusions set forth above.

                                          Sincerely,

                                          /s/ Husch Blackwell Sanders LLP

                                          Husch Blackwell Sanders LLP